EX-99.14.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Delaware Group® Equity Funds IV of our report dated November 30, 2022, relating to the financial statements and financial highlights, which appears in Delaware Equity Income Fund, Delaware Growth and Income Fund, Delaware Total Return Fund and Delaware Opportunity Fund’s Annual Report on Form N-CSR for the year ended September 30, 2022. We also consent to the references to us under the headings “Service Providers” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
December 20, 2022

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1800, 2001 Market Street, Philadelphia, PA 19103-7042
T: (267) 330 3000, www.pwc.com/us